Exhibit 3.6

CERTIFICATE OF FORMATION

OF

WISE WAREHOUSING, LLC

This Certificate of Formation of Wise Warehousing, LLC (“LLC”), dated as of December 22, 2003, is being duly executed and filed by Gary Curtis, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Wise Warehousing, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of the LLC’s registered agent at such address is Corporation Service Company.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ GARY R. CURTIS
Gary Curtis, Authorized Person